Exhibit 10.1
Exhibit Item 1

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) dated May 31, 2011 (the “Effective Date”) is entered into by and between Pomega Inc., with its principal offices located at 58 Indian Rock Road, San Anselmo, CA 94960 ("Pomega") and mBeach Software Inc. ("mBeach") with its principal offices located at 107 Hashmonaim Rd., Tel Aviv 61202, Israel; each company a Party and together the “Parties”, and is intended to set forth the basic understanding of the Parties regarding a proposed business combination.

RECITALS

WHEREAS, mBeach via its wholly owned subsidiary SCS Ltd. is developing the SkinScan 650, a medical device to be used in physicians clinics to diagnose certain classes of  skin cancer, and is the sole owner of related proprietary technology, information and knowhow (the “Product”);

WHEREAS, mBeach is interested in entering into strategic investments in or ventures  with companies engaged in businesses synergetic to its core business in order to enhance shareholder value and attract more funding necessary to complete the development of the Product and then to market the finished product internationally;

WHEREAS, mBeach is a publicly traded company under the ticker: MBHS.PK and has no current plans to “go-dark”, nor turn the company into a non- publicly traded company (private);

WHEREAS, Pomega is a US cosmeceutical and nutraceutical company engaged in the development, marketing and distribution of a proprietary line of wellness, beauty and dermatological products sold under the brand Pomega5® and is the sole owner of the product formulations, information and knowhow;

WHEREAS, Pomega is raising additional funds to launch its marketing and sales campaign and to support certain marketing related R&D and clinical trials;

WHEREAS, the Parties agree that the present and future marketing efforts of Pomega will be synergetic to the marketing efforts of SCS when its Product is market ready; and

WHEREAS, the Parties agree that for the purposes of the transaction contemplated hereunder the pre-money valuation of Pomega is US$5.950 million,

NOW, THEREFORE, in consideration of the representations, warranties, covenants, promises, and other agreements contained herein and for good and valuable consideration, the parties hereby agree as follows:

AGREEMENT

1.      Binding Effect of this

1.1        The recitals hereinabove are hereby incorporated by reference into this MOU.

1.2        Binding Effect.  By signing this MOU, each Party agrees and acknowledges that it wishes to enter into a business relationship with the other Party referred to hereinafter as a limited consolidation. This MOU setting forth the framework for the limited consolidation is intended to be a legally binding agreement on the Parties regarding the subject matter described herein as of the date hereof and until the MOU is terminated by its terms or until incorporated into a more detailed agreement.

To avoid any doubt, if this MOU does not result in an agreed upon and executed term sheet per section 1.4 below during the Term [defined below], or if a Definitive Agreement [defined below} is not concluded by the Parties negotiating in good faith prior to or upon the closing date of an investment, or if Pomega exercises its right to unilaterally terminate this MOU per section 1.4 below, this MOU shall be considered null and void, with no consequences to the Parties.

1.3        Definitive Agreement. The Parties agree to provide full disclosure of elements pertinent to the transaction and to negotiate in good faith the terms and conditions of a comprehensive and definitive agreement based on this MOU (the "Definitive Agreement") to be executed no later than the date of Closing on an investment in mBeach which meets the minimum requirements set by the Parties. The Definitive Agreement will require the approval of the Parties’ board of directors acting on advice of legal counsel.

1.4        Term. This MOU shall be binding for a period of 4 (four) months following the execution by the last Party to sign (“Term”). This MOU may be extended beyond the Term by either: a) mutual agreement in writing of the Parties, or, b) for another 1 (one) month, in the event mBeach secures an investment term sheet, which must be pre-approved by both Parties, during this 4 months period for at least US$2 Million as straight equity or a committed equity line, from credible third parties / investors to fund the budget requirements of Pomega and SCS, as may be agreed to by the Parties. This MOU may be terminated at any time by mutual agreement of both Parties, and unilaterally by Pomega, upon the occurrence of a “material adverse change“ such as an SEC or FINRA action against mBeach or its directors, a class action against mBeach, a lawsuit against mBeach or SCS, or non-disclosure of a material fact.

1.5       Costs.   Except as provided hereafter in the following sentence, each Party shall bear its own costs and expenses to include legal costs. mBeach hereby commits to pay the costs of (and shall engage directly the service providers to conduct) its own audit and the audit of Pomega Inc. as may be required by US SEC rules, any appraisal to the extent required, any upfront due diligence costs, all proxy fees to extent required, all filing fees with the SEC or FINRA to the extent required and all costs to register the shares issuable to the Pomega shareholders under the share swap described in Section 2 (a) below.

1.6       Joint efforts.    During the term of this MOU, mBeach and Pomega, jointly, will engage in commercially reasonable efforts to locate and secure from accredited third party investors at least US$2 million and maximum US$5 million to meet the financing needs to execute this limited consolidation and the financing resources required for both Parties business activities. The investment terms offered by the third party investor, and the final agreement, must be approved by each Party.

1.7        Additional Terms.  The scope of the issuance, the schedules and the amounts of funds to be raised shall be decided by mutual consent by Pomega and mBeach, as provided in section 5 below.

1.8        No Shop.  During the term of this MOU neither Party shall seek alternative direct investments in such Party or SCS without written consent of the other Party.

2       The Contemplated Consolidation

The Parties agree that the limited consolidation will be achieved upon the Closing on an investment in mBeach, which is intended to coincide with the execution of the Definitive Agreement, in the following manner:

(a)
The share swap part: Pomega’s shareholders will subscribe to purchase 21% of newly issued common stocks of mBeach fully diluted post a first investment by a third party investor in exchange for 21% of Pomega’s shareholders common stock,

(b)
The cash investment:  Simultaneously, mBeach will subscribe to purchase 30% shares of common stocks in Pomega for US$ 2.550 Million.  Shares for cash invested shall be released from the Trust defined in Section 3 below only upon full payment of $2.550 Million.

Bringing the total holding at closing by mBeach of Pomgea to 51% out of a post-closing company valuation of Pomega of US$8.5 million.

All common shares issuable by mBeach under subsection (a) above shall carry registration rights which could be exercised independently as [i] a demand registration and / or [ii] as piggyback rights with the first third party investor.

The balance of the funds raised at the closing will be used by mBeach to support the R&D activities of SCS.

The Definitive Agreement will contain a share purchase agreement for the mBeach shares (inclusive of registration rights) and a share purchase agreement for the Pomega shares, each with the proper representations and warranties.

3.      Trust, the Set Up and the Exchange

3.1        The Trust.  Upon the execution of this MOU, The Parties shall set up a Trust arrangement by a trustee to be nominated (the “Trustee”) who will be instructed by the parties to act in accordance with a Trust Agreement to be concluded along with the Definitive Agreement.

3.2        Shares held in Trust.  The Trustee will accept transfers of shares as follows:  (a) Pomega and its shareholders will transfer onto the Trustee such amount of Pomega shares equal to 51% of the issued share capital of Pomega on a fully diluted basis, and (b) mBeach will issue onto the Trustee such amount of newly issued shares of mBeach equal to 21% of mBeach shares of a fully diluted basis following a first investment or tranche, as the case may be. These shares shall be exchanged as provided in the Trust Agreement.

3.3        Action on behalf of Pomega.  The Trustee will be instructed by Mrs. Tzeira Sofer as to the allocation and distribution of the 21% shares of mBeach to the Pomega shareholders upon Closing.

3.4        Voting control of Pomega.  To allow the smooth operation of Pomega’s business during the Term and following the Closing on an investment in mBeach, in addition to an investment agreement between Pomega and mBeach which will protect the rights of the minority shareholders of Pomega, Pomega upon notice and consultation with mBeach shall enter into an employment agreement with Mrs. Sofer to reflect her duties, responsibilities and contribution to the success of Pomega as the CEO and President of the company,  and simultaneously shall issue to Mrs. Sofer a single Preferred Share of $10 par value, which shall grant Mrs. Sofer the following rights over the management and affairs of Pomega for so long as she, or her assignee, holds or controls directly or indirectly via mBeach at least 20% of the outstanding issued share capital of Pomega:

Affirmative rights:  Mrs. Sofer shall serve as the CEO, President and Chairman of the Board of Pomega and shall have the right to appoint company officers subject to consultation with mBeach, and the right to select and appoint at least 2 members to the board of directors of Pomega out of 5 members and shall have a right to veto 1 board member [in other words, one member will be appointed by mutual consent].

Protective rights:  Mrs. Sofer shall have veto rights over [a] the sale, licensing and disposition of assets of Pomega or its business or Pomega, [b] borrowing and leasing, [c] raising additional capital for Pomega, [d] selection of management of subsidiaries, [e] selection of subcontractors and production facilities, [f] selection of a marketing plan for Pomega, [g] hiring consultants, [h] approval of a budget, [i] amendments of Pomega’s certificate of incorporation and/or by-laws, [h] declaration and payment of dividends, [j] expenditures in excess of the budget, [k] selection of direct or indirect [via mBeach] strategic partners to Pomega, [l] the selection of a location of the headquarters of Pomega, and [m] whether or not to release  Pomega confidential and proprietary information.

3.5        Board Representation.  Upon the execution of the Definitive Agreement, and the presentation of a valid D&O Insurance Policy for mBeach, Mrs. Sofer shall appoint a director on her behalf to the board of directors of mBeach and mBeach will appoint a director to the board of directors of Pomega.

3.6        Public Company.  Any decision by mBeach to become a non-public company or a non-reporting company will require a majority of 60% of the shares of mBeach entitled to vote. mBeach will commit to continue to maintain its status as a publicly traded reporting company for at least 36 months after the execution of the Definitive Agreement.

4.     Adjustments

The Parties agree to discuss in good faith adjustments to the agreed upon holdings in Pomega or mBeach per Section 2 above to meet the requirements of a third party investor, if his term sheet is approved by both Parties.

5.     Budgets.

The Parties shall mutually agree on a 3 years independent budget for SCS and for Pomega, and on the cash requirements of each company for the first year of operations following the Closing.

Since the funds raised via mBeach during the first 2 years are intended primarily to acquire shares in Pomega per Section 2(b) and to support its marketing efforts, the Parties agree that to the extent the investment by a third party is made via a committed equity line allowing consecutive tranche withdrawals, out of the first two withdrawals post-closing with an investor, Pomega shall receive no less than $250,000 [unless the Parties agree in writing otherwise].  The Parties shall mutually plan all future withdrawals based on agreed upon budgets of each company and the performance of the mMeach shares on the financial markets.

The Parties further agree that the cash needs of Pomega for the first and second year shall be no less than US$2 Million[but no less than US$1.5 Million for the first year] during which time Pomega will be expected to reach the milestones set in the plan and agreed to by mBeach.

If Pomega’s cash flow requirements were to exceed US$ 2 Million the parties shall discuss the options available to Pomega to raise  more money to include Pomega borrowing from banks, Pomega raising equity or debt from third parties, or Pomega borrowing from mBeach after mBeach raises more money for this purpose.

The terms of the loans from mBeach will include collateral, long term repayment schedules, market rate interest, etc.

6.     Effective Date

This MOU is effective upon signature of the last of the Parties to sign and will remain in effect unless and until terminated as provided under Section 1.4.

7.     Amendments

This MOU may be modified or amended by written agreement among the Parties hereto.

8.     Costs of Consultants.  Each party shall bear the cost of its own consultants.

9.     Governing Law and Jurisdiction.  State of New York, disputes to be handled via a binding arbitration.

The present MOU describes the general conditions and arrangements for future cooperation between the Parties. It is legally binding on the parties. The exact terms and conditions of this future cooperation will be negotiated in due course and laid down in a Definitive Agreement.

Signature: /s/ Yossi Biderman

For mBeach Software, Inc.

Signature: /s/ Tzeira Sofer

For Pomega Inc.